Exhibit 99.1

PRESS RELEASE	Contact:	Jeffrey Freedman Vice President — IR 713-369-0550
ALLIS-CHALMERS ENERGY REPORTS THIRD
QUARTER 2008 RESULTS AND PROVIDES
OPERATIONAL OUTLOOK
HOUSTON, TEXAS, October 29, 2008 — Allis-Chalmers Energy Inc. (NYSE: ALY) reported net income for the third quarter of 2008 of $12.3 million, or $0.35 per diluted share, compared to $13.0 million, or $0.37 per diluted share in the third quarter of 2007. Revenues for the third quarter of 2008 increased 20.5% to $178.3 million compared to $147.9 million for the third quarter of 2007.
Net income increased 16.6% in the third quarter of 2008 to $12.3 million, or $0.35 per diluted share, compared to $10.6 million, or $0.30 per diluted share in the second quarter of 2008. Revenues increased 9.3% in the third quarter of 2008 to $178.3 million compared to $163.1 million in the second quarter of 2008.
Net income for the first nine months of 2008 was $30.9 million, or $0.87 per diluted share, compared to $44.7 million, or $1.29 per diluted share for the first nine months of 2007. Results for the first nine months of 2007 include an $8.9 million pre-tax gain on the sale of assets, equal to approximately $0.16 in earnings per share. Revenues for the first nine months of 2008 increased 15.8% to $494.6 million compared to $427.1 million for the first nine months of 2007.
The decrease in net income in the third quarter and the first nine months of 2008, as compared to the third quarter and the first nine months of 2007, was principally due to the reduced contribution from our Rental Services segment resulting from decreased rental services from the Gulf of Mexico and the overall impact of hurricanes Gustav and Ike in September 2008. For the nine month period, the $8.9 million pre-tax gain on our sale of assets in 2007 contributed to a decrease in net income during the comparable nine month period of 2008.

Adjusted EBITDA was $47.6 million for the third quarter of 2008, compared to $46.4 million for the third quarter of 2007. For the first nine months of 2008 Adjusted EBITDA was $135.6 million compared to $146.8 million for the first nine months of 2007. Adjusted EBITDA for the first nine months of 2007 includes the $8.9 million gain on the sale of assets. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “I am extremely pleased with our operating performance in the third quarter of 2008 despite the negative effects of hurricanes Gustav and Ike on our results. We estimate the impact of the hurricanes on our financial performance resulted in reduced revenues of approximately $3.0 million, a decrease in EBITDA of $2.0 million and a reduction of EPS by $.04 for the quarter. The financial results in this quarter were further affected by the current economic crisis which necessitated increasing our bad debt reserve by an additional $0.5 million above our normal accrual.”
Mr. Hidayatallah also stated, “We are very pleased with our market position in the U.S. Operations in October remain stronger than anticipated and we believe we should benefit in the future by our focus both on the traditional markets and the new shale opportunities. We are, however, aware that domestic rig activity could decline in 2009, but we hope to increase market share even under more adverse business conditions and reap the benefits of our recent investments in new equipment.”
Operational Update and Outlook
The strategic initiatives in the Oilfield Services segment of: (1) geographic expansion; (2) investment in new equipment and technology; and (3) cost efficiencies in a price sensitive market; proved to be successful. The Oilfield Services segment’s income from operations, despite storm disruptions, increased from $13.1 million in the second quarter of 2008 to $13.8 million in the third quarter 2008. The Oilfield Services segment benefited from market expansion into the Marcellus, Bakken, Woodford and Haynesville Shales resource basins. In July and August, the segment experienced a significant increase in the utilization of its coiled tubing units and in the foam units that it operates in the Rocky Mountains. In addition, the Directional Drilling group increased their job capability from 35 jobs to 45 jobs per day. The strength of the Mexican market allowed us to realize higher utilization of our casing, tubing and hammer services. Allis-Chalmers anticipates that its Mexico operations will remain strong in the fourth quarter of 2008 and that demand for its services will increase in 2009. Furthermore, in the third quarter of 2008 Allis-Chalmers benefited from the cost reductions in its underbalanced percussion operations with reduced diamond insert costs through its manufacturing relationship in China.

The Rental Services segment established three strategic initiatives: (1) expand into targeted international markets; (2) increase market share in the domestic market; and (3) unify its pricing policies. This segment was successful in expanding its geographic footprint internationally with new contracts in Libya and Columbia and expects to see the benefits of these contracts in the fourth quarter of 2008 and in 2009. Allis-Chalmers also expects to establish a market presence in Brazil and Saudi Arabia next year. Although operating results in the third quarter of 2008 were somewhat impacted by hurricanes Gustav and Ike, the Rental Services segment had operating income of $8.5 million in the third quarter of 2008 compared to $9.3 million in the second quarter of 2008. Allis-Chalmers believes the outlook for the fourth quarter of 2008 and 2009 for this segment is strong and intends to continue its strategic initiatives of increasing its market share in the U.S. and expanding internationally.
In the third quarter of 2008, the Drilling and Completion segment began operating all 16 new service rigs and one new drilling rig. Allis-Chalmers anticipates the second new drilling rig will begin operations in the fourth quarter of 2008. In 2009, Allis-Chalmers expects to realize the revenue and earnings benefits of the new service rigs and drilling rigs operating for the full year. In addition to this, the increase in labor and other costs prior to the new rigs being operational will be diminished. These costs adversely impacted our operating earnings in the first three quarters of 2008 for the Drilling and Completion segment. Although this segment experienced labor slowdowns in July, rig utilization in August and September was strong. In the third quarter this segment continued to see the benefits of price increases and plans to continue to seek additional increases in the fourth quarter of 2008 to compensate for higher operating costs.
Allis-Chalmers is continuing its strategic initiative to diversify its market presence in South America. It recently executed two new contracts with Petrobras in Bolivia for a 3000 HP drilling rig and a 2000 HP drilling rig. In addition, Allis-Chalmers leased a 750 HP drilling rig to its affiliate in Brazil to operate under a contract with Petrobras. Its mud service, drilling fluids and chemicals operations have been prequalified by Pemex, and Allis-Chalmers intends to aggressively market its products in Mexico to both Pemex and contractors working for Pemex.
Overall, Allis-Chalmers anticipates its operations in the fourth quarter of 2008 will remain strong with revenues and operating income in 2009 improving. Allis-Chalmers expects that its strategy of mitigating cyclical risk by successfully executing its initiatives of international expansion and its efforts to increase market share in the domestic shale plays will yield positive results.
The conditions in the credit markets and the uncertainty in the oilfield service business outlook for 2009 requires the company to be very selective in its capital expenditures program. Allis-Chalmers expects to generate strong cash flows from operations and believes its liquidity is adequate to meet its planned capital requirements and fund its operations. Allis-Chalmers is currently in compliance with all financial ratio covenants of its revolving line of credit. Its senior notes due in 2014 and 2017 only require interest payments prior to maturity.

Segment Results for Third Quarter 2008
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Oilfield Services. Revenues were $73.4 million for the three months ended September 30, 2008, an increase of 21.4% compared to $60.4 million in revenues for the three months ended September 30, 2007. Our Oilfield Services segment revenues for the third quarter of 2008 increased compared to the third quarter of 2007 due primarily to increased drilling activity in the U.S. and our investment in new equipment including air-drilling compressors, foam units, casing and tubing tools and coiled tubing units. Results in the Oilfield Services segment also improved due to small acquisitions completed in 2007 which added downhole motors, MWD tools and directional drillers and enabled us to expand our directional drilling business in the Northern Rocky Mountains and the Mid-Continent areas. Income from operations increased to $13.8 million in the third quarter of 2008 compared to $11.8 million in the third quarter of 2007.

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Drilling and Completion. Revenues for the quarter ended September 30, 2008 for the Drilling and Completion segment were $77.8 million, an increase of 32.8% compared to $58.5 million in revenues for the quarter ended September 30, 2007. Income from operations increased to $11.3 million in the third quarter of 2008 compared to $10.3 million in the third quarter of 2007. Our Drilling and Completion segment revenues increased in the third quarter of 2008 due to increased pricing for our drilling and workover services in Argentina and the activation of eight new service rigs during the first quarter of 2008, two new service rigs during the second quarter of 2008, and six new service rigs and one new drilling rig during the third quarter of 2008.

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Rental Services. Revenues for the quarter ended September 30, 2008 for the Rental Services segment were $27.1 million, a modest decrease from $28.9 million in revenues for the quarter ended September 30, 2007. Income from operations decreased to $8.5 million in the third quarter of 2008 compared to $12.5 million in the third quarter of 2007. Our Rental Services segment revenues and operating income for the third quarter of 2008 declined compared to the prior year due primarily to decreased rental services from the Gulf of Mexico and a more competitive pricing environment. During 2008, our Rental Services segment began to increase its penetration of the U.S. land drilling and international markets.

Conference Call
Allis-Chalmers has scheduled a conference call to be held on Wednesday, October 29, 2008 at 10:00 am Eastern time, 9:00 am Central time. The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website. To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten minutes prior to the start time. The confirmation number is 23054207. Participants may pre-register for the call at the following link and will be issued a new phone number and a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
http://web.meetme.net/r.aspx?p=1&a=70542305420723
A telephonic replay will be available through November 6, 2008 and may be accessed by calling (888) 843-8996 domestically or (630) 652-3044 internationally, and using the passcode 5564078. The call will be available for replay through Allis-Chalmers’ website.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina and Mexico. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and productions services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.

Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:
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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies. Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months		For the Nine Months Ended
	Ended September 30,		September 30,
	2008	2007	2008	2007(1)

Net income	12.3	13.0	30.9	44.7
Depreciation and amortization	16.7	14.2	48.5	40.2
Interest expense, net	10.7	11.0	32.1	35.0
Income taxes	6.1	7.2	17.9	24.8

EBITDA	$45.8	$45.4	$129.4	$144.7
Stock compensation expense (non-cash)	1.8	1.0	6.2	2.1

Adjusted EBITDA	$47.6	$46.4	$135.6	$146.8

(1)	Includes an $8.9 million gain from the sale of assets in the second quarter of 2007.

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$178,265	$147,881	$494,582	$427,143

Cost of revenues
Direct costs	117,609	89,120	321,841	249,943
Depreciation	15,601	13,168	45,328	37,232

Total cost of revenues	133,210	102,288	367,169	287,175

Gross margin	45,055	45,593	127,413	139,968

General and administrative expense	15,161	13,456	44,082	41,729
Gain on asset dispositions	(166)	—	(166)	(8,868)
Amortization	1,027	989	3,214	3,015

Income from operations	29,033	31,148	80,283	104,092

Other income (expense)
Interest expense	(12,166)	(11,805)	(36,243)	(37,671)
Interest income	1,457	851	4,147	2,718
Other	115	32	591	308

Total other income (expense)	(10,594)	(10,922)	(31,505)	(34,645)

Net income before income taxes	18,439	20,226	48,778	69,447

Provision for income taxes	(6,127)	(7,239)	(17,858)	(24,791)

Net income	$12,312	$12,987	$30,920	$44,656

Net income per common share:
Basic	$0.35	$0.37	$0.88	$1.32

Diluted	$0.35	$0.37	$0.87	$1.29

Weighted average shares outstanding:
Basic	35,156	34,784	35,004	33,934

Diluted	35,551	35,286	35,455	34,512

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)

ASSETS

Cash and cash equivalents	$6,810	$43,693
Trade receivables, net	159,231	130,094
Inventories	35,816	32,209
Prepaid expenses and other	15,516	11,898

Total current assets	217,373	217,894

Property and equipment, net	694,040	626,668
Goodwill	137,548	138,398
Other intangible assets, net	30,670	35,180
Debt issuance costs, net	12,774	14,228
Note receivable	40,000	—
Other assets	41,472	21,217

Total assets	$1,173,877	$1,053,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$8,819	$6,434
Trade accounts payable	54,054	37,464
Accrued salaries, benefits and payroll taxes	20,063	15,283
Accrued interest	6,974	17,817
Accrued expenses	32,519	20,545

Total current liabilities	122,429	97,543

Deferred income tax liability	35,680	30,090
Long-term debt, net of current maturities	560,960	508,300
Other long-term liabilities	2,641	3,323

Total liabilities	721,710	639,256

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	355	351
Capital in excess of par value	333,009	326,095
Retained earnings	118,803	87,883

Total stockholders’ equity	452,167	414,329

Total liabilities and stockholders’ equity	$1,173,877	$1,053,585

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue
Oilfield Services	$73,390	$60,432	$209,946	$173,985
Drilling and Completion	77,761	58,546	210,640	160,295
Rental Services	27,114	28,903	73,996	92,863

	$178,265	$147,881	$494,582	$427,143

Operating income (loss)
Oilfield Services	$13,831	$11,782	$40,218	$44,069
Drilling and Completion	11,337	10,262	29,596	30,094
Rental Services	8,545	12,519	24,033	41,212
General corporate	(4,680)	(3,415)	(13,564)	(11,283)

	$29,033	$31,148	$80,283	$104,092

Depreciation and amortization
Oilfield Services	$6,101	$4,301	$17,692	$11,966
Drilling and Completion	3,706	2,880	10,283	8,328
Rental Services	6,699	6,841	20,163	19,592
General corporate	122	135	404	361

	$16,628	$14,157	$48,542	$40,247

Capital expenditures
Oilfield Services	$11,782	$15,615	$35,599	$37,469
Drilling and Completion	25,782	11,005	65,476	16,875
Rental Services	5,594	12,174	16,700	31,056
General corporate	14	112	60	687

	$43,172	$38,906	$117,835	$86,087